EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bancorp, Inc. Completes Merger With Enterprise Bancorp, Inc.

Acquisition expands presence in attractive Palm Beach County, Florida market

Boca Raton, Fla. — July 1, 2013—1st United Bancorp, Inc. (“1st United”) (NASDAQ Global Select: FUBC) completed its acquisition by merger of Enterprise Bancorp, Inc. (“EBI”) and its wholly-owned subsidiary Enterprise Bank of Florida (“Enterprise Bank”) for an estimated $45.8 million in total consideration.

The total estimated consideration of $45.8 million includes approximately $5 million in cash, $22.2 million consisting of all former Enterprise Bank non-performing assets and certain other classified Enterprise Bank loans, and $18.6 million in impaired and below investment grade securities and other investments of Enterprise Bank. 1st United currently estimates goodwill from the transaction of approximately $9 million, with an earn-back period currently estimated at approximately three years. Bancorp’s capital, liquidity and balance sheet will remain strong immediately after this merger.

1st United acquired approximately $160 million in loans and approximately $175 million of deposits in this transaction. The former Enterprise Bank gives 1st United continued expansion within the attractive northern Palm Beach County, Florida marketplace, providing opportunities for new loan and deposit growth. In addition, of the three branches acquired, one will be consolidated into an existing 1st United banking center, and one of 1st United's branches will be consolidated into a banking center of the former Enterprise.  The result will be one net new 1st United branch located in Jupiter, Florida, added as a part of this transaction. As a result of this acquisition, Bancorp now has approximately $1.75 billion in assets, $1.45 billion in total deposits and, subsequent to the branch consolidations, 23 full service banking offices.

Rudy Schupp, Bancorp’s Chief Executive Officer, said, “We are pleased at how quickly we were able to consummate this transaction and anticipate the integration and conversion of the former Enterprise Bank by the end of the third quarter. The quality of the customers, loans and deposits acquired complements and adds to our existing strong base. We believe this acquisition allows us to leverage some of our excess capital and liquidity, giving rise to earnings accretion consistent with our business strategy.”

Warren Orlando, Bancorp’s Chairman, said, “We are very excited about the opportunities this transaction offers to expand in the northern Palm Beach County market. Both organizations’ focus on quality customer service will continue to be the priority of 1st United.”

Bancorp expects the merger to be immediately accretive to earnings per share after the integration of the companies and expects to continue to have strong capital ratios available for further growth. Total integration costs, including the consolidation of branches, are anticipated to be approximately $1.8 million which will be expensed in the third quarter of 2013.

About 1st United Bancorp, Inc.

Bancorp is a financial holding company headquartered in Boca Raton, Florida with executive offices and operations located in West Palm Beach, Florida. Bancorp’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which subsequent to the former Enterprise Bank integration will operate 23 branches, with 16 in Southeast Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach Counties, and 7 branches in Central Florida including Hillsborough, Orange, Pasco and Pinellas Counties. Bancorp’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3431. Bancorp’s stock is listed on the NASDAQ Global Select Market under the symbol “FUBC”.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause Bancorp’s future results to differ materially. The following factors, among others, could cause our actual results to differ: the accuracy of our estimates in the financial impact of the merger; disruption to Bancorp’s business as a result of the closing of the transaction; our ability to comply with the terms of loss sharing agreements with the FDIC; legislative and regulatory changes, including the Dodd-Frank Wall Street Reform, Consumer Protection Act and Basel III; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the accuracy of our financial statement estimates and assumptions, including the estimate of our loan loss provision and the FDIC receivable; our ability to integrate the business and operations of companies and banks that we have acquired, and those that we may acquire in the future; the failure to achieve expected gains, revenue growth, and/or expense savings from future acquisitions; the frequency and magnitude of foreclosure of our loans; the reduction in FDIC insurance on certain non-interest bearing accounts due to the expiration of the Transaction Account Guarantee program; increased competition and its effect on pricing, including the impact on our net interest margin from repeal of Regulation Q; our customers’ willingness to make timely payments on their loans; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; changes in securities and real estate markets; changes in monetary and fiscal policies of the U.S. Government; inflation, interest rate, market, and monetary fluctuations; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our need and our ability to incur additional debt or equity financing; the effects of harsh weather conditions, including hurricanes, and man-made disasters; our ability to comply with the extensive laws and regulations to which we are subject; the willingness of clients to accept third-party products and services rather than our products and services and vice versa; technological changes; negative publicity and the impact on our reputation; the effects of security breaches and computer viruses that may affect our computer systems; changes in consumer spending and saving habits; changes in accounting principles, policies, practices or guidelines; limited trading activity of our common stock; the concentration of ownership of our common stock; our ability to retain key members of management; anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing. These factors, as well as additional factors, can be found in our periodic and other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Actual results may differ materially from projections and could be affected by a variety of factors, including factors beyond our control. Forward-looking statements in this press release speak only as of the date of the press release, and Bancorp assumes no obligation to update forward-looking statements or the reasons why actual results could differ.